Exhibit 99.1

Media Contact:    Bob Klein (414) 343-8664
Financial Contact:    Amy Giuffre (414) 343-8002

HARLEY-DAVIDSON POSTS SECOND-QUARTER 2013 EARNINGS, REVENUE and RETAIL MOTORCYCLE SALES GROWTH
EPS Rises 13.1% for the Quarter to $1.21
Second-Quarter Worldwide Harley-Davidson Retail Motorcycle Sales Increase 5.2%
MILWAUKEE, July 25, 2013 - Harley-Davidson, Inc. (NYSE: HOG) second-quarter 2013 diluted earnings per share increased 13.1% on higher motorcycle shipments and continued gains in operating efficiencies, compared to the year-ago period.
Second-quarter net income was $271.7 million on consolidated revenue of $1.79 billion, compared to net income of $247.3 million on consolidated revenue of $1.73 billion in the year-ago period. Second-quarter 2013 diluted earnings per share were $1.21, compared to $1.07 in the year-ago quarter.
Through six months, Harley-Davidson net income was $495.9 million on consolidated revenue of $3.37 billion, compared to net income of $419.3 million on consolidated revenue of $3.16 billion in the year-ago period. Six-month 2013 diluted earnings per share were $2.20, compared to $1.81 in the year-ago period.
“Harley-Davidson again drove strong financial performance in the second quarter, reflecting the many improvements in operations we have made throughout the Company over the past few years as well as our brand strength globally,” said Keith Wandell, Chairman, President and Chief Executive Officer of Harley-Davidson, Inc. “Our employees, dealers and suppliers continue to do an outstanding job, working as one team and moving in one direction, to deliver a great experience for our customers,” Wandell said.
“During the second quarter, we completed our first year of seasonal surge production at York with great success. We also surpassed a milestone for international dealership growth. With the opening of a dealership in Salvador, Brazil on June 29th, we have added 104 dealerships outside the U.S. since late 2009, achieving our goal to add 100 to 150 international dealerships by the end of 2014,” Wandell said.
“Of course, all summer long we are celebrating our 110th anniversary with Harley-Davidson enthusiasts from around the world, including one of our biggest-ever international consumer events last month in Rome and the upcoming celebration in Milwaukee on Labor Day weekend. And less than a month from now, we will launch an exciting lineup of new 2014 motorcycles,” Wandell said.
Retail Harley-Davidson Motorcycle Sales
Dealers worldwide sold 90,193 new Harley-Davidson motorcycles in the second quarter of 2013, compared to 85,714 motorcycles in the year-ago quarter. In the U.S., dealers sold 58,241 new Harley-Davidson motorcycles in the quarter, up 4.4% compared to the year-ago period. In international markets, dealers sold 31,952 new Harley-Davidson motorcycles during the second quarter, compared to 29,953 motorcycles in the year-ago period, with unit sales up 12.3% in the Asia Pacific region, 1.0% in the EMEA region, 39.2% in the Latin America region, and 3.6% in Canada.

Through six months, dealers sold 144,447 new Harley-Davidson motorcycles worldwide, compared to 145,391 motorcycles in the year-ago period, with retail unit sales up 11.9% in the Asia Pacific region, 22.8% in the Latin America region and 2.4% in Canada, and down 2.7% in the U.S. and 3.6% in the EMEA region, compared to the first half of 2012. The Company believes first-half U.S. retail sales were adversely impacted by a prolonged and abnormally cool and wet spring in 2013, compared to an abnormally early and warm spring in 2012.
Harley-Davidson Motorcycles and Related Products Segment Results
Second-Quarter Results: Operating income from motorcycles and related products grew 15.5% to $357.7 million in the second quarter of 2013, compared to operating income of $309.6 million in the year-ago period. Operating income in the quarter benefited from higher motorcycle shipments as the Company continued the implementation of seasonal surge motorcycle production, higher gross margin and lower restructuring expense, compared to the prior-year period.
Revenue from motorcycles grew 4.2% to $1.27 billion, compared to revenue of $1.22 billion in the year-ago period. The Company shipped 84,606 motorcycles to dealers and distributors worldwide during the quarter, in line with shipment guidance and a 1.3% increase compared to shipments of 83,502 motorcycles in the year-ago period.
Revenue from motorcycle parts and accessories was $269.6 million during the quarter, up 1.5%, and revenue from general merchandise, which includes MotorClothes® apparel and accessories, was $81.7 million, up 8.7%, compared to the year-ago period.
Gross margin was 36.9% in the second quarter of 2013, compared to 35.9% in the second quarter of 2012. Second-quarter operating margin from motorcycles and related products was 21.9%, compared to operating margin of 19.7% in last year's second quarter.
Six-Month Results: Through six months the Company shipped 159,828 motorcycles to dealers and distributors worldwide, an 8.2% increase compared to the year-ago period. Six-month revenue from motorcycles grew 9.4% to $2.43 billion, revenue from parts and accessories decreased 2.4% to $453.6 million and revenue from general merchandise increased 2.7% to $153.8 million, compared to the first six months of 2012. Gross margin through six months was 36.8% and operating margin was 20.8%, compared to 35.9% and 18.2% respectively in the year-ago period.
Financial Services Segment Results
Operating income from financial services was $74.2 million in the second quarter of 2013, a 9.5% decrease compared to operating income of $82.0 million in last year's second quarter, which benefited from the release of significant credit loss reserves. Financial services results also reflect higher net interest income on favorable cost of funds and lower operating expenses in the second quarter of 2013 compared to the prior-year period. Through six months, operating income from financial services was $145.7 million, compared to operating income of $149.3 million through six months in 2012.

Guidance
Harley-Davidson continues to expect to ship 259,000 to 264,000 motorcycles to dealers and distributors worldwide in 2013. In the third quarter of 2013, the Company expects to ship 51,000 to 56,000 motorcycles, compared to shipments of 52,793 motorcycles in the year-ago period. The Company continues to expect full-year 2013 gross margin of 35.25% to 36.25%. The Company also continues to expect capital expenditures of $200 million to $220 million in 2013.
Restructuring Update
In the second quarter, the Company recorded a restructuring benefit related to its decision to maintain a scaled-back operation at its New Castalloy wheels facility rather than completely exit the operation. During the quarter, the Company reversed previously expensed exit costs, resulting in a benefit to restructuring of $5.3 million, compared to a restructuring expense of $6.2 million in the year-ago quarter. Upon the expected completion of restructuring in 2013, Harley-Davidson now expects restructuring activities initiated since 2009 to result in one-time overall costs of approximately $485 million, including approximately $3 million in 2013. The Company continues to expect savings of approximately $305 million in 2013 from restructuring activities initiated since 2009, rising to annual ongoing savings of approximately $320 million beginning in 2014.
Income Tax Rate
Through six months, the Company's effective tax rate was 34.8%, compared to 35.3% in the year-ago period.  The lower effective tax rate in the first half of 2013 was primarily driven by the retroactive reinstatement of the Research and Development Tax Credit with the enactment of the American Taxpayer Relief Act of 2012.  The Company continues to expect its full-year 2013 effective tax rate to be approximately 34.8%.
Cash Flow
Cash and marketable securities totaled $1.43 billion at the end of the second quarter, compared to $1.21 billion at the end of last year's second quarter. During the first six months of 2013, Harley-Davidson generated $389.7 million of cash from operating activities, compared to $288.2 million in the year-ago period. On a discretionary basis, the Company repurchased 3.5 million shares of Harley-Davidson, Inc. common stock during the first half of 2013 at a cost of $186 million. At the end of the second quarter of 2013, there were 12.2 million shares remaining on board-approved share repurchase authorizations.
Company Background
Harley-Davidson, Inc. is the parent company of Harley-Davidson Motor Company and Harley-Davidson Financial Services. Harley-Davidson Motor Company produces heavyweight custom, cruiser and touring motorcycles and offers a complete line of Harley-Davidson motorcycle parts, accessories, riding gear and apparel, and general merchandise. Harley-Davidson Financial Services provides wholesale and retail financing, insurance, extended service and other protection plans and credit card programs to Harley-Davidson dealers and riders in the U.S., Canada and other select international markets. For more information, visit Harley-Davidson's Web site at www.harley-davidson.com.
Conference Call and Webcast Presentation

Harley-Davidson will discuss second-quarter results on a Webcast at 8:00 a.m. CT today. The Webcast presentation will be posted prior to the call and can be accessed at http://investor.harley-davidson.com/.

Click “Events and Presentations” under “Resources.” The audio and visual support for today's call will be available at Harley-Davidson.com. The audio can also be accessed until August 9th by calling (404) 537-3406 or (855)859-2056 in the U.S. The PIN number is 9921-6749#.

Forward-Looking Statements
The Company intends that certain matters discussed in this release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the Company “believes,” “anticipates,” “expects,” “plans,” or “estimates” or words of similar meaning. Similarly, statements that describe future plans, objectives, outlooks, targets, guidance or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Certain of such risks and uncertainties are described below. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this release are only made as of the date of this release, and the Company disclaims any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

The Company's ability to meet the targets and expectations noted depends upon, among other factors, the Company's ability to (i) execute its business strategy, (ii) adjust to fluctuations in foreign currency exchange rates, interest rates and commodity prices, (iii) manage through inconsistent economic conditions, including changing capital, credit and retail markets, (iv) implement and manage enterprise-wide information technology solutions, including solutions at its manufacturing facilities, and secure data contained in those systems, (v) anticipate the level of consumer confidence in the economy, (vi) continue to realize production efficiencies at its production facilities and manage operating costs including materials, labor and overhead, (vii) manage production capacity and production changes, (viii) manage changes and prepare for requirements in legislative and regulatory environments for its products, services and operations, (ix) provide products, services and experiences that are successful in the marketplace, (x) manage risks that arise through expanding international operations and sales, (xi) manage the credit quality, the loan servicing and collection activities, and the recovery rates of HDFS' loan portfolio, (xii) successfully implement with its labor unions the agreements that it has executed with them that it believes will provide flexibility and cost-effectiveness to accomplish restructuring goals and long-term competitiveness, (xiii) effectively execute the Company's restructuring plans within expected costs and timing, (xiv) manage supply chain issues, including any unexpected interruptions or price increases caused by raw material shortages or natural disasters,(xv) develop and implement sales and marketing plans that retain existing retail customers and attract new retail customers in an increasingly competitive marketplace, (xvi) adjust to healthcare inflation and reform, pension reform and tax changes, (xvii) retain and attract talented employees, (xviii) manage the risks that our independent dealers may have difficulty obtaining capital and managing through changing economic conditions and consumer demand, (xix) continue to have access to reliable sources of capital funding and adjust to fluctuations in the cost of capital, (xx) continue to develop the capabilities of its distributor and dealer network, and (xxi) detect any issues with our motorcycles or manufacturing processes to avoid delays in new model launches, recall campaigns, increased warranty costs or litigation.

In addition, the Company could experience delays or disruptions in its operations as a result of work stoppages, strikes, natural causes, terrorism or other factors. Other factors are described in risk factors that the Company has disclosed in documents previously filed with the Securities and Exchange Commission.

The Company's ability to sell its motorcycles and related products and services and to meet its financial expectations also depends on the ability of the Company's independent dealers to sell its motorcycles and related products and services to retail customers. The Company depends on the capability and financial capacity of its independent dealers and distributors to develop and implement effective retail sales plans to create demand for the motorcycles and related products and services they purchase from the Company. In addition, the Company's independent dealers and distributors may experience difficulties in operating their businesses and selling Harley-Davidson motorcycles and related products and services as a result of weather, economic conditions or other factors.

# # #

Harley-Davidson, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three months ended		Six months ended
	June 30, 2013	July 1, 2012	June 30, 2013	July 1, 2012
Motorcycles and related products revenue	$1,631,466	$1,569,047	$3,045,714	$2,842,416
Gross profit	601,870	563,817	1,121,312	1,020,327
Selling, administrative and engineering expense	249,502	248,038	489,245	485,033
Restructuring (benefit) expense	(5,297)	6,220	(2,359)	17,671
Operating income from motorcycles & related products	357,665	309,559	634,426	517,623

Financial services revenue	162,841	160,613	319,806	316,935
Financial services expense	88,685	78,659	174,105	167,587
Operating income from financial services	74,156	81,954	145,701	149,348

Operating income	431,821	391,513	780,127	666,971
Investment income	1,770	2,231	3,385	4,164
Interest expense	11,238	11,595	22,629	23,090
Income before income taxes	422,353	382,149	760,883	648,045
Provision for income taxes	150,614	134,899	265,015	228,760
Net income	$271,739	$247,250	$495,868	$419,285

Earnings per common share:
Basic	$1.22	$1.08	$2.22	$1.83
Diluted	$1.21	$1.07	$2.20	$1.81

Weighted-average common shares:
Basic	223,052	228,838	223,737	228,914
Diluted	224,470	230,923	225,306	231,104

Cash dividends per common share	$0.210	$0.155	$0.420	$0.310

Harley-Davidson, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)		(Unaudited)
	June 30, 2013	December 31, 2012	July 1, 2012
ASSETS
Current assets:
Cash and cash equivalents	$1,300,690	$1,068,138	$1,071,496
Marketable securities	133,631	135,634	135,848
Accounts receivable, net	253,819	230,079	250,268
Finance receivables, net	2,010,974	1,743,045	1,854,838
Inventories	307,717	393,524	323,046
Restricted cash	212,004	188,008	188,564
Other current assets	235,636	292,508	245,807
Total current assets	4,454,471	4,050,936	4,069,867
Finance receivables, net	4,214,612	4,038,807	4,161,731
Other long-term assets	1,038,115	1,081,030	1,085,186
	$9,707,198	$9,170,773	$9,316,784
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable & accrued liabilities	$794,670	$770,977	$787,336
Short-term debt	525,745	294,943	845,868
Current portion of long-term debt	776,274	437,162	907,389
Total current liabilities	2,096,689	1,503,082	2,540,593
Long-term debt	4,234,352	4,370,544	3,576,994
Pension and postretirement healthcare liabilities	420,096	608,356	385,791
Other long-term liabilities	134,822	131,167	147,019

Total shareholders’ equity	2,821,239	2,557,624	2,666,387
	$9,707,198	$9,170,773	$9,316,784

Harley-Davidson, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Six months ended
	June 30, 2013	July 1, 2012
Net cash provided by operating activities	$389,677	$288,242

Cash flows from investing activities:
Capital expenditures	(66,589)	(60,078)
Finance receivables, net	(230,544)	(147,782)
Net change in marketable securities	1,005	18,053
Other	6,667	—
Net cash used by investing activities	(289,461)	(189,807)

Cash flows from financing activities:
Proceeds from issuance of medium-term notes	—	397,373
Repayments of medium-term notes	(27,858)	—
Proceeds from securitization debt	647,516	91,030
Repayments of securitization debt	(423,455)	(839,401)
Net increase (decrease) in credit facilities and unsecured commercial paper	230,761	(46,629)
Net borrowings of asset-backed commercial paper	47,061	—
Net repayments of asset-backed commercial paper	(37,642)	—
Net change in restricted cash	(23,996)	41,091
Dividends paid	(94,213)	(71,645)
Purchase of common stock for treasury	(208,699)	(172,742)
Excess tax benefits from share-based payments	16,338	15,730
Issuance of common stock under employee stock option plans	24,677	35,337
Net cash provided (used) by financing activities	150,490	(549,856)

Effect of exchange rate changes on cash and cash equivalents	(18,154)	(4,033)

Net increase (decrease) in cash and cash equivalents	$232,552	$(455,454)

Cash and cash equivalents:
Cash and cash equivalents - beginning of period	1,068,138	1,526,950
Net increase (decrease) in cash and cash equivalents	232,552	(455,454)
Cash and cash equivalents - end of period	$1,300,690	$1,071,496

Motorcycles and Related Products Revenue and
Motorcycle Shipment Data
(Unaudited)

	Three months ended		Six months ended
	June 30, 2013	July 1, 2012	June 30, 2013	July 1, 2012
MOTORCYCLES AND RELATED PRODUCTS REVENUE (in thousands)
Motorcycles	$1,274,882	$1,223,776	$2,428,709	$2,219,678
Parts & Accessories	269,588	265,574	453,626	464,632
General Merchandise	81,700	75,137	153,844	149,743
Other	5,296	4,560	9,535	8,363
	$1,631,466	$1,569,047	$3,045,714	$2,842,416
MOTORCYCLE SHIPMENTS:
United States	57,070	56,674	107,753	97,967
International	27,536	26,828	52,075	49,798
Total	84,606	83,502	159,828	147,765
MOTORCYCLE PRODUCT MIX:
Touring	32,384	32,218	63,716	59,376
Custom	35,315	33,139	65,617	57,711
Sportster®	16,907	18,145	30,495	30,678
Total	84,606	83,502	159,828	147,765

Worldwide Retail Sales of Harley-Davidson Motorcycles(1)

	Three months ended		Six months ended
	June 30, 2013	July 1, 2012	June 30, 2013	July 1, 2012
North America Region
United States	58,241	55,761	92,947	95,523
Canada	5,058	4,881	7,117	6,948
Total North America Region	63,299	60,642	100,064	102,471
Europe, Middle East and Africa Region (EMEA)
Europe(2)	14,669	14,639	22,369	23,521
Other	1,929	1,797	3,412	3,209
Total EMEA Region	16,598	16,436	25,781	26,730
Asia Pacific Region
Japan	3,174	2,898	5,347	4,974
Other	4,019	3,509	7,804	6,776
Total Asia Pacific Region	7,193	6,407	13,151	11,750
Latin America Region	3,103	2,229	5,451	4,440
Total Worldwide Retail Sales	90,193	85,714	144,447	145,391
(1) Data source for retail sales figures shown above is new sales warranty and registration information provided by Harley-Davidson dealers and compiled by the Company. The Company must rely on information that its dealers supply concerning new retail sales, and this information is subject to revision.

(2) Europe data includes Austria, Belgium, Denmark, Finland, France, Germany, Greece, Italy, Luxembourg, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, and the United Kingdom.

Heavyweight Motorcycle Registration Data(1)

	Six months ended
	June 30, 2013	June 30, 2012
United States(2)	170,379	181,569
	Six months ended
	June 30, 2013	June 30, 2012
Europe(3)	183,041	201,138

(1) Heavyweight data includes street legal 601+cc models. Street legal 601+cc models include on-highway, dual purpose models and three-wheeled vehicles.

(2) United States data is derived from information provided by Motorcycle Industry Council (MIC). This third party data is subject to revision and update.

(3) Europe data includes Austria, Belgium, Denmark, Finland, France, Germany, Greece, Italy, Luxembourg, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, and the United Kingdom. Industry retail motorcycle registration data includes 601+cc models derived from information provided by Association des Constructeurs Europeens de Motocycles (ACEM), an independent agency. This third-party data is subject to revision and update.